Exhibit 10.1

Execution Version

SERIES A CUMULATIVE CONVERTIBLE PREFERRED UNIT

PURCHASE AGREEMENT

among

ENTERPRISE PRODUCTS PARTNERS L.P.

and

THE PURCHASERS PARTY HERETO

September 30, 2020

i

Section 3.26	ERISA Compliance	18

ii

SERIES A CUMULATIVE CONVERTIBLE PREFERRED UNIT PURCHASE AGREEMENT

This SERIES A CUMULATIVE CONVERTIBLE PREFERRED UNIT PURCHASE AGREEMENT, dated as of September 30, 2020 (this “Agreement”), is entered into by and among ENTERPRISE PRODUCTS PARTNERS L.P., a Delaware limited partnership (the “Partnership”), and the purchasers set forth on Schedule A hereto (the “Purchasers”).

WHEREAS, the Partnership desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Partnership, the Series A Preferred Units (as defined below), in accordance with the provisions of this Agreement; and

WHEREAS, the Partnership has agreed to provide the Purchasers with certain registration rights with respect to the Conversion Units (as defined below).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Unless otherwise defined in this Agreement, terms shall have the same meaning as in the Partnership Agreement (as defined below). As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) the Partnership Entities, on the one hand, and any Purchaser, on the other, shall not be considered Affiliates and (b) with respect to any Purchaser that is an investment fund, investment account or investment company, any other investment fund, investment account or investment company that is managed, advised or sub-advised by the same investment advisor as such Purchaser or by an Affiliate of such investment advisor, shall be considered controlled by, and an Affiliate of, such Purchaser.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Business Day” shall have the meaning ascribed to such term in the Partnership Agreement.

“Closing” has the meaning specified in Section 2.02.

“Closing Date” means September 30, 2020, or such other later date as the Partnership and the Purchasers shall agree to in writing.

“Code” has the meaning specified in Section 3.16.

“Common Units” means common units representing limited partner interests in the Partnership.

“Consent” has the meaning specified in Section 3.14.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Conversion Units” means the Common Units issuable upon conversion of the Series A Preferred Units or PIK Units.

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Enterprise Parties” means, collectively, the General Partner and the Partnership.

“EPD SEC Documents” means the Partnership’s forms, registration statements, reports, schedules and statements filed (but not furnished) by it under the Exchange Act or the Securities Act, as applicable.

“ERISA” has the meaning specified in Section 3.26.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Exchanged Securities” means the issued and outstanding Common Units delivered by any Purchaser to the Partnership pursuant to the terms of this Agreement in partial or full satisfaction of one or more Purchaser’s respective Funding Amounts at a deemed price equal to the Fair Market Value, which number of Common Units shall have been designated in a written notice by a Purchaser to the Partnership prior to the Closing Date.

“Fair Market Value” means the volume weighted average price of the Common Units for the five (5) consecutive full trading days ending on the last full trading day immediately prior to the Closing Date.

“Funding Amount” means, with respect to a particular Purchaser, an amount equal to the Series A Preferred Unit Purchase Price multiplied by the number of Series A Preferred Units to be purchased by such Purchaser on the Closing Date pursuant to Section 2.01, which amount shall be payable (i) in cash, (ii) in Exchanged Securities or (iii) any combination of (i) and (ii) above.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” means Enterprise Products Holdings LLC, the general partner of the Partnership.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau, official or other regulatory authority (including self-regulated organizations or other non-governmental regulatory authorities) or instrumentality of any of them and any monetary authority that exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein with respect to the Partnership mean a Governmental Authority having jurisdiction over the Partnership Entities or any of their respective Properties.

“Indemnified Party” has the meaning specified in Section 6.03(b).

“Indemnifying Party” has the meaning specified in Section 6.03(b).

“Knowledge” means, with respect to the Partnership Entities, the actual knowledge of A. James Teague, W. Randall Fowler and Harry P. Weitzel.

“Law” means any statute, law ordinance, regulation, rule, order, code, governmental restriction, decree, injunction or other requirement of law, or any judicial or administrative interpretation thereof, of any Governmental Authority.

“Lien” means any mortgage, pledge, lien (statutory or otherwise), encumbrance, security interest, security agreement, conditional sale, trust receipt, charge or claim or a lease, consignment or bailment, preference or priority, assessment, deed of trust, easement, servitude or other encumbrance upon or with respect to any property of any kind.

“Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise) or results of operations of the Partnership Entities, taken as a whole or (b) the ability of any of the Partnership Entities, as applicable, to perform their obligations under the Transaction Documents; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which the Partnership Entities operate (including changes, effects, events or occurrences generally affecting the prices of commodities); (ii) changes in any Laws or regulations applicable to the Partnership Entities or applicable accounting regulations or principles or the interpretation thereof, to the extent not directly and exclusively impacting the Partnership Entities; (iii) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other acts of God; (iv) any change in the market price or trading volume of the securities of the Partnership Entities (it being understood and agreed that the foregoing shall not preclude any other Party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of

Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (v) any failure of any of the Partnership Entities to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other Party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (vi) any legal proceedings commenced by or involving any current or former holder of equity interests in the Partnership (on their own or on behalf of the Partnership) arising out of or relating to this Agreement or the transactions contemplated hereby; and (vii) the execution, announcement or pendency of this Agreement or the consummation of the transactions contemplated hereby or of a reduction in the quarterly distribution of the Partnership Entities (it being understood and agreed that the foregoing shall not preclude any other Party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means, as applicable, an entity’s agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents.

“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.

“Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 22, 2010, as amended from time to time in accordance with the terms thereof (including, as the context requires, by the Seventh A&R LPA, as it may be further amended and restated from time to time in accordance with its terms).

“Partnership Entities” means, collectively, the Enterprise Parties and the Partnership’s Subsidiaries set forth on Schedule B.

“Partnership Related Parties” has the meaning specified in Section 6.02.

“PCAOB” means the Public Company Accounting Oversight Board of the United States.

“Permits” has the meaning specified in Section 3.28.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“PIK Units” means any additional Series A Preferred Units issued by the Partnership to the Purchasers as in-kind distributions pursuant to the Seventh A&R LPA.

“Plan” has the meaning specified in Section 3.26.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including intellectual property rights).

“Purchaser Related Parties” has the meaning specified in Section 6.01.

“Purchasers” has the meaning specified in the introductory paragraph of this Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement, to be entered into at the Closing, between the Partnership the Purchasers, substantially in the form attached hereto as Exhibit C.

“Representatives” means, with respect to a specified Person, the investors, officers, directors, managers, employees, agents, advisors, counsel, accountants, investment bankers and other representatives of such Person and its Affiliates.

“Rights-of-Way” has the meaning specified in Section 3.31.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Securities Act Restrictive Legend” has the meaning set forth in Section 4.05(d).

“Series A Distribution” shall have the meaning specified in the Seventh A&R LPA.

“Series A Preferred Closing Units” has the meaning set forth in Section 2.01.

“Series A Preferred Unit Purchase Price” shall mean $1,000.

“Series A Preferred Units” means the Series A Cumulative Convertible Preferred Units to be issued by the Partnership.

“Seventh A&R LPA” has the meaning specified in Section 2.06(a)(ii).

“Subsidiary” has the meaning ascribed to the term “subsidiary” under Rule 405 promulgated under the Securities Act.

“Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.

“Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and including any liability in respect of any items described above as a transferee or successor, pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provisions of state, local or foreign Law), or as an indemnitor, guarantor, surety or in a similar capacity under any Contract.

“Texas Act” means the Texas Business Organizations Code, as amended from time to time.

“Third-Party Claim” has the meaning specified in Section 6.03(b).

“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Seventh A&R LPA, and any and all other agreements or instruments executed and delivered in connection with the Closing.

Section 1.02 Accounting Procedures and Interpretation. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements of the Partnership and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

ARTICLE II

AGREEMENT TO SELL AND PURCHASE

Section 2.01 Sale and Purchase. Subject to the terms and conditions hereof, at the Closing, each Purchaser hereby agrees, severally and not jointly, to purchase from the Partnership, and the Partnership hereby agrees to issue and sell to each Purchaser, such Purchaser’s respective Series A Preferred Units, as set forth next to such Purchaser’s name on Schedule A hereto (the “Series A Preferred Closing Units”), upon receipt by the Partnership of the Funding Amount on the Closing Date.

Section 2.02 Closing. The consummation of the purchase and sale of the Series A Preferred Closing Units (the “Closing”) shall take place at the offices of Sidley Austin LLP, 1000 Louisiana St., Suite 5900, Houston, Texas 77002 (or such other location as agreed to by the Partnership and the Purchasers). At the Closing, (a) to the extent a Purchaser desires to satisfy all or a portion of its Funding Amount in Exchanged Securities, such Purchaser shall deliver or cause to be delivered to the Partnership all right, title and interest in and to such Purchaser’s Exchanged Securities, free and clear of any and all Liens, other than transfer restrictions under the Partnership Agreement or the Delaware LP Act and applicable federal and state securities Laws, together with any certificates duly endorsed or accompanied by any stock powers duly endorsed in blank, or other documents of conveyance or transfer that the Partnership may deem necessary or desirable to transfer to and confirm in the Partnership all right, title and interest in and to such Exchanged Securities, free and clear of any Liens, (b) each Purchaser shall deliver in cash any remaining portion of its Funding Amount after giving effect to any delivery of Exchanged Securities by such Purchaser as described in clause (a) above, and (c) the Partnership shall deliver to each of the Purchasers the applicable number of Series A Preferred Units in book-entry form deposited to an account in the name of such Purchaser with the transfer agent named below. The transfer of the Exchanged Securities and the issuance and delivery of the Series A Preferred Closing Units shall be effected in accordance with the instructions to be provided by the Partnership to Equiniti Trust Company (an affiliate of Equiniti Group plc), d/b/a EQ Shareowner Services, the transfer agent for the Common Units and the Series A Preferred Units.

Section 2.03 Mutual Conditions at the Closing. The respective obligations of each party to consummate the purchase and sale of the Series A Preferred Closing Units at the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by a party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(a) no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or under the other Transaction Documents or makes the transactions contemplated hereby or under the other Transaction Documents illegal; and

(b) there shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement or the other Transaction Documents.

Section 2.04 Conditions to Each Purchaser’s Obligations at the Closing. The obligation of a Purchaser to consummate its purchase of Series A Preferred Closing Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the applicable Purchaser with respect to itself in writing, in whole or in part, to the extent permitted by applicable Law):

(a) the representations and warranties of the Partnership contained in this Agreement shall be true and correct;

(b) the Partnership shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date;

(c) the NYSE shall have authorized, upon official notice of issuance, the listing of the Conversion Units;

(d) no notice of delisting from the NYSE shall have been received by the Partnership with respect to the Common Units; and

(e) the Partnership shall have delivered, or caused to be delivered, to the Purchaser the Partnership’s closing deliverables described in Section 2.06(a), as applicable.

Section 2.05 Conditions to the Partnership’s Obligations at the Closing. The obligation of the Partnership to consummate the sale and issuance of the Series A Preferred Closing Units to each Purchaser shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Partnership in writing, in whole or in part, to the extent permitted by applicable Law):

(a) the representations and warranties of each Purchaser contained in this Agreement shall be true and correct;

(b) each Purchaser shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date; and

(c) each Purchaser shall have delivered, or caused to be delivered, to the Partnership the applicable closing deliverables described in Section 2.06(b), as applicable.

Section 2.06 Deliveries at the Closing.

(a) Deliveries of the Partnership at the Closing. At the Closing, the Partnership shall deliver, or cause to be delivered, to the Purchasers:

(i) an opinion from Sidley Austin LLP, counsel for the Partnership, in substantially the form attached hereto as Exhibit A-1, an opinion from Christopher S. Wade, in-house counsel for the Partnership, in substantially the form attached as Exhibit A-2, and an opinion from Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel for the Partnership, in substantially the form attached as Exhibit A-3, each of which shall be addressed to the Purchasers and dated the Closing Date;

(ii) a fully executed copy of the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership, substantially in the form attached hereto as Exhibit B (the “Seventh A&R LPA”);

(iii) an executed counterpart of the Registration Rights Agreement;

(iv) a fully executed “Supplemental Listing Application” approving the Conversion Units for listing by the NYSE, upon official notice of issuance;

(v) a fully executed waiver of the General Partner with respect to its rights under Section 5.9 of the Partnership Agreement, in substantially the form attached hereto as Exhibit D;

(vi) evidence of issuance of the Series A Preferred Closing Units credited to book-entry accounts maintained by the transfer agent of the Series A Preferred Units, bearing notations of the restrictive legends as provided in the Partnership Agreement, free and clear of any Liens, other than transfer restrictions under the Partnership Agreement or the Delaware LP Act and applicable federal and state securities Laws and those created by the Purchasers;

(vii) a certificate of the Secretary or Assistant Secretary of the General Partner, on behalf of the Partnership, dated the Closing Date, certifying as to and attaching (A) the certificate of limited partnership of the Partnership, (B) the Partnership Agreement, (C) board resolutions, or resolutions of a committee thereof, authorizing the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, and (D) the incumbency of the officers authorized to execute the Transaction Documents on behalf of the Partnership or the General Partner, as applicable, setting forth the name and title and bearing the signatures of such officers;

(viii) a certificate of the Secretary of State of each applicable state, dated within five Business Days prior to the Closing Date, to the effect that each of the General Partner and the Partnership (along with any other significant Subsidiary reasonably requested by the Purchasers) is in good standing in its jurisdiction of formation; and

(ix) a cross-receipt executed on behalf of the Partnership and delivered to the Purchasers certifying as to the amounts that it has received from the Purchasers.

(b) Deliveries of the Purchasers at the Closing. At the Closing, the Purchasers, shall deliver or cause to be delivered to the Partnership:

(i) a counterpart of the Registration Rights Agreement, which shall have been duly executed by each Purchaser;

(ii) a cross-receipt executed by each Purchaser and delivered to the Partnership certifying that each Purchaser has received from the Partnership the number of Series A Preferred Closing Units to be received by such Purchaser in connection with the Closing;

(iii) payment of each Purchaser’s Funding Amount either (A) in cash payable by wire transfer of immediately available funds to an account designated in advance of the Closing Date by the Partnership, (B) by delivery of Exchanged Securities as set forth in Section 2.02 or (C) any combination of clauses (A) and (B) above; and

(iv) a properly executed Internal Revenue Service Form W-9 from each Purchaser.

Section 2.07 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. The failure of any Purchaser to perform, or waiver by the Partnership of such performance, under any Transaction Document shall not excuse performance by any other Purchaser and such waiver shall not excuse performance by the Partnership with respect to any other Purchaser. Similarly, the waiver by any Purchaser of performance of the Partnership under any Transaction Document shall not excuse performance by the Partnership with respect to any other Purchaser and such waiver shall not excuse performance by the Purchaser so waiving. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

Section 2.08 Further Assurances. From time to time after the date hereof, without further consideration, the Partnership and each Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.

Section 2.09 Tax Reporting. The Partnership and the Purchasers intend that, for U.S. federal and applicable state and local income Tax purposes, (i) with respect the portion of any Funding Amount that is satisfied through the payment of cash to the Partnership, Purchaser’s purchase of the Series A Preferred Units be treated as a contribution by each Purchaser of cash to the Partnership in exchange for the Series A Preferred Units in a non-taxable transaction described in Section 721(a) of the Code, and (ii) with respect the portion of any Funding Amount that is satisfied through the delivery of Exchanged Securities to the Partnership, Purchaser’s receipt of the Series A Preferred Units be treated as a non-taxable recapitalization of Purchaser’s Common Units into Series A Preferred Units. Neither the Partnership nor the Purchasers shall take any position inconsistent with such Tax treatment for any Tax purpose, unless otherwise required by applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES AND COVENANTS RELATED TO THE PARTNERSHIP

The Partnership represents and warrants to and covenants with the Purchasers as follows:

Section 3.01 Existence.

(a) Each of the Partnership Entities has been duly formed or incorporated, as the case may be, and is validly existing in good standing under the Laws of its jurisdiction of formation or incorporation, as the case may be, with all corporate, limited liability company or partnership, as the case may be, power and authority necessary to own or hold its properties and conduct the businesses in which it is engaged and, in the case of the General Partner, to act as general partner of the Partnership, in each case in all material respects as described in the EPD SEC Documents. Each of the Partnership Entities is duly registered or qualified to do business and is in good standing as a foreign corporation, limited liability company or limited partnership, as the case may be, in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification or registration, except where the failure to so qualify or register would not, individually or in the aggregate, have a Material Adverse Effect or subject the limited partners of the Partnership to any material liability or disability.

(b) Each of the Enterprise Parties has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the Partnership has all requisite power and authority to execute and deliver the Transaction Documents and to perform its obligations under the Transaction Documents. The Partnership has all requisite power and authority to issue, sell and deliver the Series A Preferred Units in accordance with and upon the terms and conditions set forth in the Transaction Documents.

(c) The Organizational Documents of each of the Enterprise Parties have been, and, on the Closing Date, the Seventh A&R LPA will be, duly authorized, executed and delivered by the Enterprise Parties, as applicable, and, assuming the due authorization, valid execution and delivery by the other parties thereto (other than the Partnership Entities), each Organizational Document is, and, on the Closing Date, the Seventh A&R LPA will be, a valid and legally binding agreement of the Enterprise Parties, as applicable, enforceable against such parties in accordance with its terms; provided that, with respect to each agreement described in this Section 3.01(c), the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.02 Capitalization and Valid Issuance of Units.

(a) As of September 29, 2020, the issued and outstanding limited partner interests of the Partnership consist of 2,238,808,919 Common Units. All of such outstanding Common Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 or 17-804 of the Delaware LP Act). As of the date hereof, there are no, and as of the Closing Date, there will be no outstanding limited partner interests of the Partnership that are senior to, in right of distribution or liquidation, the Series A Preferred Units.

(b) The General Partner is the sole general partner of the Partnership with a non-economic general partner interest in the Partnership; such general partner interest has been duly authorized and validly issued in accordance with the Partnership Agreement; and the General Partner owns such general partner interest free and clear of all Liens.

(c) The Series A Preferred Units and the limited partner interests represented thereby will be duly authorized by the Partnership pursuant to the Partnership Agreement prior to the Closing and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 or 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement or applicable state and federal securities Laws, (ii) with respect to each Purchaser’s Series A Preferred Units and the limited partner interests represented thereby, such Liens as are created by such Purchaser and (iii) such Liens as arise under the Partnership Agreement or the Delaware LP Act.

(d) Except for any such preemptive rights that have been waived, there are no Persons entitled to statutory, preemptive or other similar contractual rights to subscribe for the Series A Preferred Units; and, except (i) for the Series A Preferred Units to be issued pursuant to this Agreement, and the PIK Units and the Conversion Units to be issued pursuant to the Partnership Agreement, (ii) for awards issued pursuant to an equity incentive plan approved by the board of directors of the General Partner, or (iii) as disclosed in the EPD SEC Documents or to the Purchasers in writing, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, Partnership securities or ownership interests in the Partnership are outstanding.

(e) Upon issuance in accordance with this Agreement and the Partnership Agreement, the PIK Units and the Conversion Units will be duly authorized, validly issued, fully paid (to the extent required by the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement or applicable state and federal securities Laws, (ii) with respect to each Purchaser’s PIK Units and Conversion Units, such Liens as are created by such Purchaser and (iii) such Liens as arise under the Partnership Agreement or the Delaware LP Act.

Section 3.03 Ownership of Subsidiaries. All of the outstanding shares of capital stock, partnership interests or membership interests, as the case may be, of each Subsidiary have been duly and validly authorized and issued, and are fully paid and non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act, in the case of partnership interests in a Delaware limited partnership, Sections 18-607 or 18-804 of the Delaware LLC Act, in the case of membership interests in a Delaware limited liability company, Section 101.206 of the Texas Act, in the case of membership interests in a Texas limited liability company, and except as otherwise disclosed in the EPD SEC Documents). Except as described in the EPD SEC Documents, the Partnership directly or indirectly, owns the shares of capital stock, partnership interests or membership interests in each Subsidiary as set forth on Schedule B hereto free and clear of all Liens, other than contractual restrictions on transfer contained in the Organizational Documents of such Subsidiary. None of the Enterprise Parties has any Subsidiaries other than as set forth on Schedule B hereto that, individually or in the aggregate, would be deemed to be a “significant subsidiary” as such term is defined in Rule 1-02(w) of Regulation S-X under the Securities Act.

Section 3.04 EPD SEC Documents. Since January 1, 2019, the EPD SEC Documents have been filed on a timely basis. The EPD SEC Documents, at the time filed (or in the case of registration statements, solely on the dates of effectiveness), except to the extent corrected by a subsequent EPD SEC Document, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made in the case of any such documents other than a registration statement, not misleading and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

Section 3.05 Financial Statements.

(a) The historical consolidated financial statements (including the related notes and supporting schedules) contained or incorporated by reference in the EPD SEC Documents, (i) comply in all material respects with the applicable requirements under the Securities Act and the Exchange Act (except that certain supporting schedules are omitted in accordance with SEC regulations), (ii) present fairly in all material respects the financial position, results of operations and cash flows of the entities purported to be shown thereby on the basis stated therein at the respective dates or for the respective periods and (iii) have been prepared in accordance with GAAP consistently applied throughout the periods involved, in each case, except to the extent disclosed therein. The other financial information of the Partnership and its Subsidiaries, including non-GAAP financial measures, if any, contained or incorporated by reference in the EPD SEC Documents has been derived from the accounting records of the Partnership and its Subsidiaries, and fairly presents in all material respects the information purported to be shown thereby. Nothing has come to the attention of any of the Partnership Entities that has caused them to believe that the statistical and market-related data included in the EPD SEC Documents is not based on or derived from sources that are reliable and accurate in all material respects as of the respective dates on which the applicable EPD SEC Documents were filed. The interactive data in eXtensible Business Reporting Language included in the EPD SEC Documents fairly presents in all material respects the information contained therein and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto in all material respects.

(b) Based on the evaluation of its internal controls and procedures conducted in connection with the preparation and filing of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2019, neither the Partnership nor the General Partner is aware of (A) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) that are likely to adversely affect the Partnership’s ability to record, process, summarize and report financial data or (B) any fraud, whether or not material, that involves management or other employees who have a role in the Partnership’s internal controls over financial reporting.

Section 3.06 Independent Registered Public Accounting Firm. Deloitte & Touche LLP, who has audited the audited financial statements of the Partnership contained or incorporated by reference in the EPD SEC Documents, is an independent registered public accounting firm with respect to the Partnership and the General Partner within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB.

Section 3.07 No Material Adverse Change. None of the Partnership Entities has sustained, since the date of the latest audited or reviewed financial statements included in the EPD SEC Documents, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, investigation, order or decree, other than as would not reasonably be expected to have a Material Adverse Effect. Subsequent to the respective dates as of which information is given in the EPD SEC Documents, in each case excluding any amendments or supplements to the foregoing made after the execution of this Agreement, there has not been (i) any Material Adverse Effect, or any development that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) any transaction which is material to the Partnership Entities taken as a whole, other than transactions in the ordinary course of business as such business is described in the EPD SEC Documents or (iii) any dividend or distribution of any kind, other than quarterly distributions of Available Cash (as defined in the Partnership Agreement) and other than dividends or distributions from any Subsidiary to another Subsidiary or the Partnership in the ordinary course of business, declared, paid or made on the security interests of any of the Partnership Entities.

Section 3.08 No Registration Required. Assuming the accuracy of the representations and warranties of the applicable Purchaser contained in Article IV, the issuance and sale of the Series A Preferred Units to such Purchaser pursuant to this Agreement is exempt from the registration requirements of the Securities Act, and neither the Partnership nor, to the Partnership’s Knowledge, any Person acting on its behalf, has taken nor will take any action hereafter that would cause the loss of such exemption.

Section 3.09 No Restrictions or Registration Rights. There are no material restrictions upon the voting or transfer of, any equity securities of the Partnership pursuant to its Organizational Documents or any other agreement or instrument to which any Partnership Entity is a party or by which any of them may be bound. Except for such rights that will be waived at the Closing or as expressly set forth in the Registration Rights Agreement, neither the offering nor sale of the Series A Preferred Units as contemplated by this Agreement gives rise to any rights for or relating to the registration of any Series A Preferred Units or other securities of the Partnership or any of its Subsidiaries, except for such rights as have been waived.

Section 3.10 Litigation. There are no legal or governmental proceedings pending to which any Partnership Entity is a party or of which any property or assets of any Partnership Entity is the subject that, individually or in the aggregate, if determined adversely to such Partnership Entity, could reasonably be expected to have a Material Adverse Effect; and to the Knowledge of the Enterprise Parties, no such proceedings are threatened or contemplated by Governmental Authorities or threatened by others.

Section 3.11 No Default. None of the Partnership Entities is in (a) violation of the Organizational Documents (including, for the avoidance of doubt, the Seventh A&R LPA), (b) in violation of any Law of any Governmental Authority or body having jurisdiction over it or has failed to obtain any license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, or (c) in breach, default (and no event that, with notice or lapse of time or both, would constitute such a default has occurred or is continuing) or violation in the performance of any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any agreement, indenture, lease or other instrument to which it is a party or by which it or any of its properties may be bound, which breach, default or violation, in the case of clause (b) or (c), would, if continued, have a Material Adverse Effect, or could materially impair the ability of any of the Partnership Entities to perform their obligations under the Transaction Documents.

Section 3.12 No Conflicts. None of the (i) offering, issuance and sale by the Partnership of the Series A Preferred Units, (ii) execution, delivery and performance of the Transaction Documents by the Enterprise Parties or (iii) consummation of any other transactions contemplated hereby or thereby, including the execution and delivery of the Seventh A&R LPA, (A) conflicts or will conflict with or constitutes or will constitute a violation of the Organizational Documents of any of the Partnership Entities (including, for the avoidance of doubt, the Seventh A&R LPA), (B) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which any of the Partnership Entities is a party or by which any of them or any of their respective properties or assets may be bound, (C) violate any Law of any Governmental Authority or body having jurisdiction over such Purchaser or the property or assets of such Purchaser any of the Partnership Entities or any of their respective properties or assets, or (D) results or will result in the creation or imposition of any Lien upon any property or assets of any of the Partnership Entities, which conflicts, breaches, violations, defaults or Liens, in the case of clauses (B) or (D), would, individually or in the aggregate, have a Material Adverse Effect or would materially impair the ability of any of the Enterprise Parties to perform their obligations under the Transaction Documents.

Section 3.13 Authority; Enforceability. The Partnership has all requisite power and authority under the Partnership Agreement and the Delaware LP Act to issue, sell and deliver the Series A Preferred Units, in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement. All limited partnership and limited liability company action, as the case may be, required to be taken by the Partnership Entities or any of their partners or members for the authorization, issuance, sale and delivery of the Series A Preferred Units, the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby shall have been validly taken. No approval from the holders of outstanding Common Units is required under the Partnership Agreement or the rules of the NYSE in connection with the Partnership’s issuance and sale of the Series A Preferred Units to the Purchasers. Each of the Transaction Documents has been duly and validly authorized and has been or, with respect to the Transaction Documents to be delivered at the Closing, will be, validly executed and delivered by the Partnership or the General Partner, as the case may be, and, to the Knowledge of the Enterprise Parties, the other parties thereto. Each of the Transaction Documents constitutes, or will constitute, the legal, valid and binding obligations of the Partnership or the General Partner, as the case may be, and, to the Knowledge of the Enterprise Parties, each of the parties thereto, in each case enforceable in accordance with its terms; provided that, with respect to each such agreement, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.14 Approvals. No permit, consent, approval, authorization, order, registration, filing or qualification (“Consent”) of or with any Governmental Authority having jurisdiction over the Partnership Entities or any of their respective properties is required in connection with (a) the issuance and sale by the Partnership of the Series A Preferred Units, (b) the execution, delivery and performance of this Agreement and the other Transaction Documents by the Enterprise Parties that are parties thereto or (c) the consummation by the Enterprise Parties of the transactions contemplated by this Agreement and the other Transaction Documents except for (i) such Consents required by the SEC or NYSE in connection with the Partnership’s obligations under the Registration Rights Agreement, (ii) such Consents required under the state securities or “Blue Sky” Laws, (iii) such Consents that have been, or prior to the Closing Date will be, obtained and (iv) such Consents, the absence or omission of which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.15 Distribution Restrictions. None of the Partnership Entities is currently prohibited, directly or indirectly, under any agreement or instrument to which it or its properties are bound, from paying any dividends or other distributions, as applicable, to the Partnership, from repaying to the Partnership any loans or advances to such Partnership Entity from the Partnership or from transferring any of such Partnership Entity’s property or assets to the Partnership or any other Partnership Entity of the Partnership, except (i) as described in the EPD SEC Documents, (ii) with respect to any non-wholly owned Partnership Entities, pursuant to the Organizational Documents of such Partnership Entities, and (iii) prohibitions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.16 MLP Status. For the current taxable year and each taxable year during which the Partnership has been in existence, the Partnership is and has been properly treated as a partnership for United States federal income tax purposes and more than 90% of the Partnership’s gross income is and has been qualifying under Section 7704(d) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder. The Partnership reasonably expects that more than 90% of its gross income for the current taxable year will be qualifying income under Section 7704(d) of the Code and the Treasury regulations promulgated thereunder following the completion of the transaction contemplated by this Agreement.

Section 3.17 Investment Company Status. None of the Partnership Entities is now, or after the sale of the Series A Preferred Units to be sold by the Partnership hereunder and application of the net proceeds from such sale will be, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.18 Certain Fees. No Partnership Entity is required to pay any broker, finder or investment banker, other than TD Securities (USA) LLC, any brokerage, finder’s or other fee or commission with respect to the sale to the Purchasers of any of the Series A Preferred Units or the consummation of the transactions contemplated by this Agreement. The Partnership agrees that it will indemnify and hold harmless the Purchasers from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by the Partnership Entities or alleged to have been incurred by the Partnership Entities in connection with the sale of the Series A Preferred Units or the consummation of the transactions contemplated by this Agreement.

Section 3.19 Labor and Employment Matters. No labor dispute with the employees that are engaged in the business of the Partnership or its Subsidiaries exists or, to the Knowledge of the Partnership, is imminent or threatened that is reasonably likely to result in a Material Adverse Effect.

Section 3.20 Insurance. The Partnership Entities maintain insurance covering their properties, operations, personnel and businesses against such losses and risks as are reasonably adequate to protect them and their businesses in a manner consistent with other businesses similarly situated. Except as disclosed in the EPD SEC Documents, none of the Partnership Entities has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance; all such insurance is outstanding and duly in force on the date hereof and will be outstanding and duly in force on the Closing Date.

Section 3.21 Accounting Controls. The Partnership Entities make and keep books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets and maintain systems of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.22 Disclosure Controls and Procedures. The General Partner and the Partnership have established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) that (a) are designed to ensure that material information relating to the Partnership, including its consolidated Subsidiaries, is made known to the General Partner’s co-principal executive officers and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (b) have been evaluated for effectiveness as of the end of the period covered by the Partnership’s most recent annual report filed with the SEC; and (c) are effective in achieving reasonable assurances that the Partnership’s desired control objectives as described in Item 9A of the Partnership’s Annual Report on Form 10-K for the period ended December 31, 2019 have been met. Since the date of the most recent evaluation of the disclosure controls and procedures described herein, there have been no significant changes in the Partnership’s internal controls that materially affected or are reasonably likely to materially affect the Partnership’s internal controls over financial reporting.

Section 3.23 Sarbanes-Oxley. The principal executive officer and principal financial officer of the General Partner have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the Commission, and the statements contained in any such certification are complete and correct. The Partnership and, to the Partnership’s Knowledge, the General Partner’s directors or officers, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated in connection therewith.

Section 3.24 Listing and Maintenance Requirements. The Common Units are listed on the NYSE, and the Partnership has not received any notice of delisting. The issuance and sale of the Series A Preferred Units, the PIK Units and the Conversion Units do not contravene NYSE rules and regulations.

Section 3.25 Environmental Compliance. There has been no storage, generation, transportation, handling, treatment, disposal or discharge of any kind of toxic or other wastes or other hazardous substances by any of the Partnership Entities (or, to the Knowledge of the

Enterprise Parties, any other entity (including any predecessor) for whose acts or omissions any of the Partnership Entities is or could reasonably be expected to be liable) at, upon or from any of the property now or previously owned or leased by any of the Partnership Entities or upon any other property, in violation of any statute or any ordinance, rule, regulation, order, judgment, decree or permit, or which would, under any statute or any ordinance, rule (including rule of common law), regulation, order, judgment, decree or permit, give rise to any liability, except for any violation or liability that could not reasonably be expected to have, individually or in the aggregate with all such violations and liabilities, a Material Adverse Effect; and there has been no disposal, discharge, emission or other release of any kind onto such property or into the environment surrounding such property of any toxic or other wastes or other hazardous substances with respect to which any of the Enterprise Parties has Knowledge, except for any such disposal, discharge, emission or other release of any kind which could not reasonably be expected to have, individually or in the aggregate with all such discharges and other releases, a Material Adverse Effect.

Section 3.26 ERISA Compliance. (i) Each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) for which any of the Partnership Entities or any member of the “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Code) of any of the Partnership Entities would have any liability (each a “Plan”) has been maintained in all material respects in compliance with its terms and with the material requirements of all applicable statutes, rules and regulations including ERISA and the Code; (ii) with respect to each Plan subject to Title IV of ERISA (a) no “reportable event” (within the meaning of Section 4043(c) of ERISA and for which the 30-day reporting requirement has not been waived) has occurred or is reasonably expected to occur, (b) no “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, has occurred or is reasonably expected to occur, (c) the fair market value of the assets under each Plan exceeds the present value of all benefits accrued under such Plan (determined on an ongoing basis based on those assumptions used to fund such Plan) and (d) none of the Partnership Entities or any member of the Controlled Group of any of the Partnership Entities has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the United States Pension Benefit Guaranty Corporation in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan,” within the meaning of Section 4001(c)(3) of ERISA), in each case that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; and (iii) each Plan that is intended to be qualified under Section 401(a) of the Code and that is an individually designed plan has been determined by the Internal Revenue Service to be so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

Section 3.27 Tax Returns; Taxes. Each of the Partnership Entities has timely filed (taking into account permitted extensions) all federal and state income Tax Returns and all other material Tax Returns and all Taxes owed by the Partnership Entities or for which the Partnership Entities may be liable that are or have become due have been paid in full, except for Taxes that are being contested in good faith by appropriate proceedings and for which the Partnership Entities have set aside on their books adequate reserves. There is no material claim against the Partnership Entities and, no material assessment, deficiency, or adjustment has been asserted, proposed or, to the Knowledge of the Partnership Entities, threatened with respect to any Taxes or Tax Returns of or with respect to the Partnership Entities. No material Tax audits or administrative or judicial proceedings are being conducted, pending or to the Knowledge of the Partnership Entities, threatened with respect to the Partnership Entities.

Section 3.28 Permits. Each of the Partnership Entities has such permits, consents, licenses, franchises, certificates and authorizations of Governmental Authorities (“Permits”) as are necessary to own or lease its properties and to conduct its business in the manner described in the EPD SEC Documents, subject to such qualifications as may be set forth in the EPD SEC Documents and except for such permits that, if not obtained, would not have, individually or in the aggregate, a Material Adverse Effect; each of the Partnership Entities has fulfilled and performed all its material obligations with respect to such permits in the manner described, and subject to the limitations contained in the EPD SEC Documents, and no event has occurred that would prevent the permits from being renewed or reissued or that allows, or after notice or lapse of time would allow, revocation or termination thereof or results or would result in any impairment of the rights of the holder of any such permit, except for such non-renewals, non-issues, revocations, terminations and impairments that would not, individually or in the aggregate, have a Material Adverse Effect. None of the Partnership Entities has received notification of any revocation or modification of any such permit or has any reason to believe that any such permit will not be renewed in the ordinary course.

Section 3.29 Required Disclosures and Descriptions. There are no legal or governmental proceedings pending or, to the Knowledge of the Enterprise Parties, threatened or contemplated, against any of the Partnership Entities, or to which any of the Partnership Entities is a party, or to which any of their respective properties or assets is subject, that are required to be described in the EPD SEC Documents but are not described as required, and there are no Contracts that are required to be described in the EPD SEC Documents or to be filed as an exhibit to the EPD SEC Documents that are not described or filed as required by the Securities Act or the rules and regulations thereunder or the Exchange Act or the rules and regulations thereunder.

Section 3.30 Title to Property. Each Partnership Entity has good and indefeasible title to all real and personal property which are material to the business of the Partnership Entities, in each case free and clear of all Liens, encumbrances, claims and defects and imperfections of title except such as (a) do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Partnership Entities, (b) could not reasonably be expected to have a Material Adverse Effect or (c) are described, and subject to the limitations contained, in the EPD SEC Documents.

Section 3.31 Rights-of-Way. Each of the Partnership Entities has such consents, easements, rights-of-way or licenses from any Person (“Rights-of-Way”) as are necessary to conduct its business in the manner described in the EPD SEC Documents, subject to such qualifications as may be set forth in the EPD SEC Documents and except for such Rights-of-Way the failure of which to have obtained would not have, individually or in the aggregate, a Material Adverse Effect; each of the Partnership Entities has fulfilled and performed all its material obligations with respect to such Rights-of-Way and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that will not have a Material Adverse Effect, subject in each case to such qualification as may be set forth the EPD SEC Documents; and, except as described in the EPD SEC Documents, none of such Rights-of-Way contains any restriction that is materially burdensome to the Partnership Entities, taken as a whole.

Section 3.32 Form S-3 Eligibility. The Partnership is eligible to register the Conversion Units for resale by the Purchasers under Form S-3 promulgated under the Securities Act.

Section 3.33 Compliance with Laws. Each of the Partnership and its Subsidiaries is, and since December 31, 2018, has been, in compliance with applicable Law, except as set forth in the EPD SEC Documents and for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Partnership, except as set forth in the EPD SEC Documents, there are no material unsatisfied judgments, penalties or awards against or affecting any of the Partnership Entities or their respective properties, except as set forth in the EPD SEC Documents and for judgments, penalties or awards that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.34 Intellectual Property. Each Partnership Entity owns or possesses adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses; and the conduct of their respective businesses will not conflict in any material respect with, and no Partnership Entity has received any notice of any claim of conflict with, any such rights of others.

Section 3.35 Related Party Transactions. Except as described in the EPD SEC Documents, no Partnership Entity has, directly or indirectly (a) extended credit, arranged to extend credit, or renewed any extension of credit, in the form of a personal loan, to or for any director or executive officer of the General Partner or its Affiliates, or to or for any family member or Affiliate of any directors or executive officers of the General Partner or its Affiliates or (b) made any material modification to the term of any personal loan to any director or executive officer of the General Partner or its Affiliates, or any family member or Affiliate of any director or executive officer of the General Partner or its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AND COVENANTS OF THE PURCHASERS

Each of the Purchasers, severally but not jointly, represents and warrants and covenants to the Partnership as follows with respect to itself:

Section 4.01 Existence. Each Purchaser is duly organized and validly existing and in good standing under the Laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.

Section 4.02 Authorization; Enforceability. Each Purchaser has all necessary legal power and authority to enter into, deliver and perform its obligations under the Transaction Documents to which it is a party. The execution, delivery and performance of such Transaction Documents by such Purchaser and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary legal action, and no further consent or authorization of such Purchaser is required. Each of the Transaction Documents to which such Purchaser is a party has been duly executed and delivered by such Purchaser, where applicable, and constitutes a legal, valid and binding obligation of such Purchaser; provided that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

Section 4.03 No Breach. The execution, delivery and performance of the Transaction Documents to which such Purchaser is a party by such Purchaser and the consummation by such Purchaser of the transactions contemplated thereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Purchaser is a party or by which such Purchaser is bound or to which any of the property or assets of such Purchaser is subject, (b) conflict with or result in any violation of the provisions of the Organizational Documents of such Purchaser, or (c) violate any Law of any Governmental Authority or body having jurisdiction over such Purchaser or the property or assets of such Purchaser, except in the case of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by such Transaction Documents.

Section 4.04 Certain Fees. No fees or commissions are or will be payable by such Purchaser to brokers, finders or investment bankers with respect to the purchase of any of the Series A Preferred Units or the consummation of the transactions contemplated by this Agreement, except for fees or commissions for which the Partnership is not responsible. Each Purchaser agrees to indemnify and hold harmless the Partnership from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser, or alleged to have been incurred by such Purchaser in connection with the purchase of the Series A Preferred Units or the consummation of the transactions contemplated by this Agreement.

Section 4.05 Unregistered Securities.

(a) Accredited Investor Status; Sophisticated Purchaser. Such Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in the Series A Preferred Units, the PIK Units and the Conversion Units, as applicable. Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Series A Preferred Units, the PIK Units and the Conversion Units, as applicable.

(b) Information. Such Purchaser and its Representatives have been furnished with all materials relating to the business, finances and operations of the Partnership that have been requested and materials relating to the offer and sale of the Series A Preferred Units, PIK Units and Conversion Units that have been requested by such Purchaser. Such Purchaser and its Representatives have been afforded the opportunity to ask questions of the Partnership. Neither such inquiries nor any other due diligence investigations conducted at any time by such Purchasers and their respective Representatives shall modify, amend or affect such Purchasers’ right (i) to rely on the Partnership’s representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in any Transaction Document. Such Purchaser understands that its purchase of the Series A Preferred Units involves a high degree of risk. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Series A Preferred Units.

(c) Cooperation. Such Purchaser shall cooperate reasonably with the Partnership to provide any information necessary for any applicable securities filings.

(d) Legends. Such Purchaser understands that, until such time as the Series A Preferred Units, the PIK Units and the Conversion Units, as applicable, (i) have been resold pursuant to an effective registration statement under the Securities Act, (ii) have been resold pursuant to Rule 144, or (iii) are eligible for resale pursuant to paragraph (b)(1)(i) of Rule 144 without limitation under any other of the requirements of Rule 144, such securities will bear a restrictive legend to the effect that they have not been registered under the Securities Act or any state securities laws and may not be resold other than pursuant to such registration or an available exemption therefrom (the “Securities Act Restrictive Legend”), in addition to any other legends or notations as provided in the Partnership Agreement.

(e) Purchase Representation. Such Purchaser is purchasing the Series A Preferred Units for its own account and not with a view to distribution in violation of any Laws. Such Purchaser has been advised and understands that neither the Series A Preferred Units, the PIK Units nor the Conversion Units have been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, resold pursuant to the provisions of Rule 144 or pursuant to another available exemption from the registration requirements of the Securities Act).

(f) Rule 144. Such Purchaser understands that there is no public trading market for the Series A Preferred Units or the PIK Units, that none is expected to develop and that the Series A Preferred Units, the PIK Units and the Conversion Units must be held indefinitely unless and until the Series A Preferred Units, the PIK Units or the Conversion Units, as applicable, are registered under the Securities Act or an exemption from registration is available. Such Purchaser has been advised of and is aware of the provisions of Rule 144.

(g) Reliance by the Partnership. Such Purchaser has been advised and understands that the Series A Preferred Units are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Laws and that the Partnership is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Series A Preferred Units and the PIK Units, and the Conversion Units issuable upon conversion thereof.

Section 4.06 No Prohibited Trading. During the 15 day period prior to the date hereof, such Purchaser has not (a) offered, sold, contracted to sell, sold any option or contract to purchase, purchased any option or contract to sell, granted any option, right or warrant to purchase, lent, or otherwise transferred or disposed of, directly or indirectly, any of the Series A Preferred Units, or (b) directly or indirectly engaged in any short sales or other derivative or hedging transactions with respect to the Series A Preferred Units, including by means of any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, of any of the economic consequences of ownership of any Series A Preferred Units, regardless of whether any transaction described in this Section 4.06 is to be settled by delivery of Series A Preferred Units, Common Units or other securities, in cash or otherwise.

Section 4.07 Title to the Exchanged Securities. To the extent that any Purchaser delivers all or any portion of its Funding Amount in Exchanged Securities, (a) such Purchaser is the sole legal and beneficial owner of such Exchanged Securities; (b) such Purchaser has good, valid and marketable title to such Exchanged Securities, free and clear of any Liens (other than pledges or security interests that such Purchaser may have created in favor of a prime broker under and in accordance with its prime brokerage agreement with such broker); (c) such Purchaser has not, in whole or in part, except as described in the preceding clause (b), (i) assigned, transferred, hypothecated, pledged, exchanged or otherwise disposed of any of such Exchanged Securities or such Purchaser’s rights in such Exchanged Securities or (ii) given any Person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Exchanged Securities; and (d) upon such Purchaser’s delivery of Exchanged Securities to the Partnership pursuant to the Transactions, such Exchanged Securities shall be free and clear of all Liens created by such Purchaser or any other Person acting for such Purchaser.

ARTICLE V

COVENANTS

Section 5.01 Use of Proceeds. The Partnership shall use the proceeds of the offering of the Series A Preferred Units (a) to fund expected growth capital projects and (b) for general working capital purposes of the Partnership Entities.

Section 5.02 Tax Matters.

(a) The Partnership will treat the conversion of the Series A Preferred Units into Common Units (or payment of Common Units with respect to the Partnership’s redemption of the Series A Preferred Units) as an exercise of a noncompensatory option within the meaning of Treasury Regulation Section 1.761-3. The Partnership will use commercially reasonable efforts to cooperate with the Purchasers to minimize the recognition of the taxable income by the Purchasers on such conversion or redemption (including by providing the information described in Section 5.02(b); provided, that the Partnership’s obligation to use commercially reasonable efforts shall not require the Partnership to take any action that would have a Material Adverse Effect on the Partnership or its partners individually or in the aggregate (other than the Purchasers and their Affiliates).

(b) The Partnership will, after the fifth anniversary of the Closing Date, upon a reasonable written request by any Purchaser, provide such Purchaser, within a commercially reasonable time after the Partnership’s receipt of such request, a good faith estimate (and reasonable supporting calculations) of whether there is sufficient Unrealized Gain attributable to the Partnership property on the date of such request such that, if any of such Purchaser’s Series A Preferred Units were converted to, or redeemed for, Common Units and such Unrealized Gain was allocated to such Purchaser pursuant to Section 5.5(d)(i) and Section 6.1 of the Partnership Agreement (taking proper account of allocations of higher priority), such Purchaser’s capital account in respect of its Common Units would be equal to the Per Unit Capital Amount for a Common Unit on the date of such request. Capitalized terms used in this Section 5.02(b) but not defined in this Agreement shall have the meaning ascribed to them in the Partnership Agreement.

ARTICLE VI

INDEMNIFICATION, COSTS AND EXPENSES

Section 6.01 Indemnification by the Partnership. The Partnership agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to (a) the failure of any of the representations or warranties made by the Partnership contained herein to be true and correct in all material respects (other than those representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.13, Section 3.16 or Section 3.18 or other representations and warranties that are qualified by materiality or Material Adverse Effect, which, in each case, shall be true and correct in all respects) when made and as of the Closing Date (except for any representations and warranties made as of a specific date, which shall be required to be true and correct in all material respects as of such date only) or (b) the breach of any covenants of the Partnership contained herein; provided that, in the case of the immediately preceding clause (a), such claim for indemnification is made prior to the expiration of the survival period of such representation or warranty; provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Partnership shall constitute the date upon which such claim has been made; and provided, further, that the aggregate liability of the Partnership to each Purchaser and its Representatives pursuant to this Section 6.01 shall not be greater in amount than such Purchaser’s Funding Amount as of the date of the indemnification notice described in Section 6.03(a), and the aggregate liability of the Partnership to all Purchasers and their respective Representatives pursuant to this Section 6.01 shall not exceed the aggregate Funding Amount of all Purchasers. No Purchaser Related Party shall be entitled to recover special, indirect, exemplary, lost profits, speculative or punitive damages under this Section 6.01; provided, however, that such limitation shall not prevent any Purchaser Related Party from recovering under this Section 6.01 for any such damages to the extent that such damages are payable to a third party in connection with any Third-Party Claims.

Section 6.02 Indemnification by the Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify the Partnership, the General Partner and their respective Representatives (collectively, “Partnership Related Parties”) from, all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to (a) the failure of any of the representations or warranties made by such Purchaser contained herein to be true and correct in all material respects as of the date made (except to the extent any representation or warranty includes the word “material,” Material Adverse Effect or words of similar import, with respect to which such representation or warranty, or applicable portions thereof, must have been true and correct in all respects) or (b) the breach of any of the covenants or obligations of any such Purchaser contained herein (including failure to deliver payment pursuant to such Purchaser’s Funding Amount); provided that, in the case of the immediately preceding clause (a), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of the survival period of such representation or warranty; and provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Partnership Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to such Purchaser shall constitute the date upon which such claim has been made; and provided, further, that the liability of any Purchaser shall not be greater in amount than the sum of such Purchaser’s Funding Amount plus any distributions paid to such Purchaser with respect to the Series A Preferred Units. No Partnership Related Party shall be entitled to recover special, indirect, exemplary, lost profits, speculative or punitive damages under this Section 6.02; provided, however, that such limitation shall not prevent any Partnership Related Party from recovering under this Section 6.02 for any such damages to the extent that such damages are payable to a third party in connection with any Third-Party Claims.

Section 6.03 Indemnification Procedure.

(a) A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the Indemnifying Party shall not preclude the Indemnified Party from any indemnification which it may claim in accordance with this Article VI, except as otherwise provided in Section 6.01 and Section 6.02.

(b) Promptly after any Partnership Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third-Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”)

written notice of such Third-Party Claim, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such Third-Party Claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly, and in no event later than 10 days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within 10 Business Days of when the Indemnified Party provides written notice of a Third-Party Claim, failed (1) to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (2) to notify the Indemnified Party of such assumption or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party.

Section 6.04 Tax Treatment of Indemnification Payments. All indemnification payments under this Article VI shall be treated as adjustments to the applicable Purchaser’s Funding Amount for all Tax purposes except as otherwise required by applicable Law.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Expenses. All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses; provided, the Partnership shall reimburse the Purchasers for reasonable out-of-pocket fees and expenses (including legal fees and expenses) incurred not to exceed $150,000 in the aggregate in connection with the Transaction Documents and the transactions contemplated thereby.

Section 7.02 Interpretation. Article, Section, Schedule and Exhibit references in this Agreement are references to the corresponding Article, Section, Schedule or Exhibit to this Agreement, unless otherwise specified. All Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, Contracts and agreements are references to such instruments, documents, Contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Partnership has an obligation under the Transaction Documents, the expense of complying with that obligation shall be an expense of the Partnership unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by a Purchaser, such action shall be in such Purchaser’s sole discretion, unless otherwise specified in this Agreement. If any provision in the Transaction Documents is held to be illegal, invalid, not binding or unenforceable, (a) such provision shall be fully severable and the Transaction Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Transaction Documents, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good faith to modify the Transaction Documents so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to the Transaction Documents, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

Section 7.03 Survival of Provisions. The representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.13, Section 3.16, Section 3.18, Section 4.01, Section 4.02, Section 4.04, Section 4.05(a), Section 4.05(b) and Section 4.05(e) hereunder shall survive the execution and delivery of this Agreement indefinitely, the representations and warranties set forth in Section 3.27 shall survive until 60 days after the applicable statute of limitations (taking into account any extensions thereof) and the other representations and warranties set forth herein shall survive for a period of 12 months following the Closing Date, regardless of any investigation made by or on behalf of the Partnership or the Purchasers. The covenants made in this Agreement or any other Transaction Document shall survive the Closing and remain operative and in full force and effect regardless of acceptance of any of the Series A Preferred Units and payment therefor and repayment, conversion or repurchase thereof. Regardless of any purported general termination of this Agreement, the provisions of Article VI and all indemnification rights and obligations thereunder and this Article VII shall remain operative and in full force and effect, unless the applicable parties execute a writing that expressly (with specific references to the applicable Section or subsection of this Agreement) terminates such rights and obligations.

Section 7.04 No Waiver: Modifications in Writing.

(a) Delay. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b) Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of any Transaction Document (except in the case of the Partnership Agreement for amendments adopted pursuant to the provisions thereof) shall be effective unless signed by each of the parties thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of any Transaction Document, any waiver of any provision of any Transaction Document and any consent to any departure by the Partnership from the terms of any provision of any Transaction Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Partnership in any case shall entitle the Partnership to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

Section 7.05 Binding Effect; Assignment. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

Section 7.06 Non-Disclosure.

(a) Other than in filings made by the Partnership with the SEC, the Partnership and any of its Representatives may disclose the identity of, or any other information concerning, the Purchasers or any of their respective Affiliates only after providing the Purchasers a reasonable opportunity to review and comment on such disclosure (with such comments being incorporated or reflected, to the extent reasonable, in any such disclosure); provided, however, that nothing in this Section 7.06 shall delay any required filing or other disclosure with the NYSE or any Governmental Authority or otherwise hinder the Partnership Entities’ or their Representatives’ ability to timely comply with all Laws or rules and regulations of the NYSE or other Governmental Authority.

(b) Except as described in Section 7.06(a) or as otherwise required by law, prior to making any public statements or issuing any press releases with respect to the transactions contemplated by the Transaction Documents, each party will consult with the other parties hereto and consider in good faith any comments provided by such other parties; provided that no party will make any public statement or issue any press release that attributes comments to any other party or that indicates the approval of any other party of the contents of any such public statement or press release (or portion thereof) without the prior written approval of the other parties hereto unless otherwise required by law.

Section 7.07 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, electronic mail, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(a) If to the Purchasers, to the addresses set forth on Schedule A.

(b) If to the Partnership, to:

Enterprise Products Partners L.P.

1100 Louisiana Street, 10th Floor

Houston, Texas 77002

Attention: General Counsel

Email: GeneralCounsel@eprod.com

with a copy to (which shall not constitute notice):

Sidley Austin LLP

1000 Louisiana Street

Suite 5900

Houston, TX 77002

Attention: David C. Buck

Email: dbuck@sidley.com

or to such other address as the Partnership or the Purchasers may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the facsimile, if sent via facsimile; when sent, if sent by electronic mail prior to 5:00 p.m. Houston, Texas time on a Business Day, or on the next succeeding Business Day, if not; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 7.08 Removal of Securities Act Restrictive Legend. In connection with a sale of any Series A Preferred Units, PIK Units or Conversion Units by a Purchaser in reliance on Rule 144, the applicable Purchaser or its broker shall deliver to the Partnership a representation letter providing to the Partnership any information the Partnership deems necessary to determine that the sale of such Series A Preferred Units, PIK Units or Conversion Units is made in compliance with Rule 144, including, as may be appropriate, a certification that the Purchaser is not an affiliate of the Partnership (as defined in Rule 144) and a certification as to the length of time the such units have been held. Upon receipt of such representation letter, the Partnership shall promptly remove the notation of the Securities Act Restrictive Legend from the Series A Preferred Units, PIK Units or Conversion Units included in such sale as reflected in such Purchaser’s book-entry account maintained by the Partnership, and the Partnership shall bear all costs associated with the removal of such legend in the Partnership’s books. At such time as any Series A Preferred Units, PIK Units or Conversion Units have been sold pursuant to an effective registration statement under the Securities Act or have been held by any Purchaser for more than one year where such Purchaser is not, and has not been in the preceding three months, an affiliate of the Partnership (as defined in Rule 144), to the extent that such securities still bear the notation of the Securities Act Restrictive Legend, the Partnership agrees, upon request of the applicable Purchaser or its permitted assignee, to take all steps necessary to promptly effect the removal of the Securities Act Restrictive Legend from such Series A Preferred Units, PIK Units and/or Conversion Units, and the Partnership shall bear all costs associated with the removal of such legend in the Partnership’s books, so long as such Purchaser or its permitted assignee provides to the Partnership any information the Partnership deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state Laws, including (if there is no such registration statement) a certification that the holder is not an affiliate of the Partnership (as defined in Rule 144), a covenant to inform the Partnership if it should thereafter become an affiliate (as defined in Rule 144) and to consent to the notation of an appropriate restriction, and a certification as to the length of time such units have been held. The Partnership shall cooperate with each Purchaser to effect the removal of the Securities Act Restrictive Legend at any time such legend is no longer appropriate.

Section 7.09 Entire Agreement. This Agreement, the other Transaction Documents and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to in this Agreement or the other Transaction Documents with respect to the rights granted by the Partnership or any of its Affiliates or the Purchasers or any of their respective Affiliates. This Agreement, the other Transaction Documents and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings among the parties with respect to such subject matter.

Section 7.10 Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 7.11 Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 7.12 Exclusive Remedy.

(a) Each party hereto hereby acknowledges and agrees that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. If any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party subject to the terms hereof and in addition to any remedy at law for damages or other relief, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

(b) The sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement or the transactions contemplated hereby, shall be the rights of indemnification set forth in Article VI only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties hereto to the fullest extent permitted by Law. Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement shall limit or otherwise restrict a fraud claim brought by any party hereto or the right to seek specific performance pursuant to Section 7.12(a).

Section 7.13 No Recourse Against Others.

(a) All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the Partnership and the Purchasers. No Person other than the Partnership or the Purchasers, including no member, partner, stockholder, Affiliate or Representative thereof, nor any member, partner, stockholder, Affiliate or Representative of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each of the Partnership and the Purchasers hereby waives and releases all such liabilities, claims, causes of action and obligations against any such third Person.

(b) Without limiting the foregoing, to the maximum extent permitted by Law, (i) each of the Partnership and the Purchasers hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of the other or otherwise impose liability of the other on any third Person in respect of the transactions contemplated hereby, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (ii) each of the Partnership and the Purchasers disclaims any reliance upon any third Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with or as an inducement to this Agreement.

Section 7.14 No Third-Party Beneficiaries. Except as set forth in Article VI, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Partnership, the Purchasers and, for purposes of Section 7.13 only, any member, partner, stockholder, Affiliate or Representative of the Partnership or the Purchasers, or any member, partner, stockholder, Affiliate or Representative of any of the foregoing, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.15 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

ENTERPRISE PRODUCTS PARTNERS L.P.

By:	Enterprise Products Holdings LLC, its General Partner

By:	/s/ W. Randall Fowler
	Name:	W. Randall Fowler
	Title:	Co-Chief Executive Officer and Chief Financial Officer

KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC.

By:	/s/ James C. Baker
	Name:	James C. Baker
	Title:	President and Chief Executive Officer

KAYNE ANDERSON NEXTGEN ENERGY & INFRASTRUCTURE, INC.

By:	/s/ James C. Baker
	Name:	James C. Baker
	Title:	President and Chief Executive Officer

TORTOISE DIRECT OPPORTUNITIES FUND II, LP

By:	Tortoise Direct Opportunities GP II LLC
Its:	General Partner

By:	/s/ Michelle Johnston
	Name:	Michelle Johnston
	Title:	Officer

TORTOISE ESSENTIAL ASSETS INCOME TERM FUND

By:	Tortoise Capital Advisors, L.L.C.
Its:	Investment Advisor

By:	/s/ Stephen Pang
	Name:	Stephen Pang
	Title:	Managing Director

MANXOME INVESTORS L.P.

By:	Inverwood Investors GP LLC
Its:	General Partner

By:	/s/ Laura L. Laing
	Name:	Laura L. Liang
	Title:	Vice President

Schedule A

Purchaser and Address	Series A Preferred Closing Units
Kayne Anderson Energy Infrastructure Fund, Inc. KA Fund Advisors, LLC 811 Main Street, 14th Floor Houston, TX 77002 Attention: James Baker Terry Hart E-mail: jbaker@kaynecapital.com thart@kaynecapital.com With a copy to (which shall not constitute notice): Vinson & Elkins L.L.P. 1001 Fannin St., Suite 2500 Houston, TX 77002 Attn: Doug McWilliams and Ramey Layne	12,500

Kayne Anderson NextGen Energy & Infrastructure, Inc. KA Fund Advisors, LLC 811 Main Street, 14th Floor Houston, TX 77002 Attention: James Baker Terry Hart E-mail: jbaker@kaynecapital.com thart@kaynecapital.com With a copy to (which shall not constitute notice): Vinson & Elkins L.L.P. 1001 Fannin St., Suite 2500 Houston, TX 77002 Attn: Doug McWilliams and Ramey Layne	12,500

Tortoise Essential Assets Income Term Fund Tortoise Capital Advisors 452 Fifth Avenue, 14th Floor New York, NY 10018 Attention: Stephen Pang Email: spang@tortoiseadvisors.com	5,000

With a copy to (which shall not constitute notice): Vinson & Elkins L.L.P. 1001 Fannin St., Suite 2500 Houston, TX 77002 Attn: Doug McWilliams and Ramey Layne

Tortoise Direct Opportunities Fund II, LP Tortoise Capital Advisors 452 Fifth Avenue, 14th Floor New York, NY 10018 Attention: Stephen Pang Email: spang@tortoiseadvisors.com With a copy to (which shall not constitute notice): Vinson & Elkins L.L.P. 1001 Fannin St., Suite 2500 Houston, TX 77002 Attn: Doug McWilliams and Ramey Layne	5,000

Manxome Investors L.P. c/o Inverwood Investors GP LLC, its general partner 1100 Louisiana, 52nd Floor Houston, TX 77002 Attn: Laura L. Liang, Vice President With a copy to (which shall not constitute notice): Manxome Investors L.P. c/o Inverwood Investors GP LLC, its general partner 1100 Louisiana, 10th Floor Houston, TX 77002 Attn: General Counsel	15,000

TOTAL	50,000

Schedule B

Subsidiaries of the Partnership

*Significant Partnership Entity

Name of Subsidiary	Jurisdiction of Formation	Ownership Interest Percentage (direct or indirect)
Acadian Gas Pipeline System	Delaware	100%
Acadian Gas, LLC	Delaware	100%
Adamana Land Company, LLC	Delaware	100%
Arizona Gas Storage, L.L.C.	Delaware	60%
Baymark Pipeline LLC	Texas	70%
Belle Rose NGL Pipeline, L.L.C.	Delaware	100%
Belvieu Environmental Fuels GP, LLC	Texas	100%
Belvieu Environmental Fuels LLC	Texas	100%
Breviloba, LLC	Texas	67%
BTA ETG Gathering LLC	Texas	100%
BTA Gas Processing LLC	Texas	100%
Cajun Pipeline Company, LLC	Texas	100%
Calcasieu Gas Gathering System	Texas	100%
Canadian Enterprise Gas Products, Ltd.	Alberta, Canada	100%
Centennial Pipeline LLC	Delaware	50%
Chama Gas Services, LLC	Delaware	75%
Channelview Fleeting Services, L.L.C.	Texas	100%
Chaparral Pipeline Company, LLC	Texas	100%
Chunchula Pipeline Company, LLC	Texas	100%
CTCO of Texas, LLC	Texas	100%
Cypress Gas Marketing, LLC	Delaware	100%
Dean Pipeline Company, LLC	Texas	100%
Delaware Basin Gas Processing LLC	Delaware	100%
DEP Holdings, LLC*	Delaware	100%
DEP Offshore Port System, LLC	Texas	100%
Dixie Pipeline Company LLC	Delaware	100%

Schedule B

Name of Subsidiary	Jurisdiction of Formation	Ownership Interest Percentage (direct or indirect)

Duncan Energy Partners L.P.*	Delaware	100%
Eagle Ford Pipeline LLC	Delaware	50%
Eagle Ford Terminals Corpus Christi LLC	Delaware	50%
EFS Midstream LLC	Delaware	100%
EF Terminals Corpus Christi LLC	Delaware	100%
Electra Shipyard Services LLC	Texas	100%
Electric E Power Marketing LLC	Texas	100%
Energy Ventures, LLC	Colorado	100%
Enterprise Acquisition Holdings LLC	Delaware	100%
Enterprise Appelt, LLC	Texas	100%
Enterprise Arizona Gas, LLC	Delaware	100%
Enterprise Crude GP LLC	Delaware	100%
Enterprise Crude Oil LLC	Texas	100%
Enterprise Crude Pipeline LLC	Texas	100%
Enterprise Crude Terminals and Storage LLC	Texas	100%
Enterprise Custom Marketing LLC	Delaware	100%
Enterprise EF78 LLC	Delaware	75%
Enterprise Field Services, LLC	Texas	100%
Enterprise Field Services (Offshore) LLC	Texas	100%
Enterprise Fractionation, LLC	Delaware	100%
Enterprise Gas Liquids LLC	Texas	100%
Enterprise Gas Processing, LLC	Delaware	100%
Enterprise Gathering II LLC	Delaware	100%
Enterprise Gathering LLC	Delaware	100%
Enterprise GC LLC	Texas	100%
Enterprise GP LLC*	Delaware	100%
Enterprise GTM Hattiesburg Storage, LLC	Delaware	100%
Enterprise GTM Holdings L.P.*	Delaware	100%
Enterprise GTMGP, LLC*	Delaware	100%
Enterprise Houston Ship Channel GP, LLC*	Texas	100%
Enterprise Houston Ship Channel, L.P.*	Texas	100%
Enterprise Hydrocarbons L.P.	Delaware	100%
Enterprise Interstate Crude LLC	Texas	100%
Enterprise Intrastate LLC	Delaware	100%
Enterprise Jonah Gas Gathering Company LLC	Delaware	100%

Name of Subsidiary	Jurisdiction of Formation	Ownership Interest Percentage (direct or indirect)

Enterprise Logistic Services LLC	Texas	100%
Enterprise Lou-Tex NGL Pipeline L.P.	Texas	100%
Enterprise Lou-Tex Propylene Pipeline LLC	Texas	100%
Enterprise Louisiana Pipeline LLC	Texas	100%
Enterprise Marine Services LLC	Delaware	100%
Enterprise Midstream Companies LLC	Texas	100%
Enterprise Mont Belvieu Program Company	Texas	100%
Enterprise Natural Gas Pipeline LLC	Delaware	100%
Enterprise Navigator Ethylene Terminal LLC	Texas	50%
Enterprise New Mexico Ventures, LLC	Delaware	100%
Enterprise NGL Pipelines II LLC	Delaware	100%
Enterprise NGL Pipelines, LLC	Delaware	100%
Enterprise NGL Private Lines & Storage, LLC	Delaware	100%
Enterprise Offshore Port System, LLC	Texas	100%
Enterprise Pathfinder, LLC	Delaware	100%
Enterprise Pelican Pipeline L.P.	Texas	100%
Enterprise Plevna Marketing LLC	Delaware	100%
Enterprise Products BBCT LLC	Texas	100%
Enterprise Products Marketing Company LLC	Texas	100%
Enterprise Products OLPGP, Inc.	Delaware	100%
Enterprise Products Operating LLC*	Texas	100%
Enterprise Products Pipeline Company LLC*	Delaware	100%
Enterprise Products Texas Operating LLC	Texas	100%
Enterprise Propane Terminals and Storage, LLC	Delaware	100%
Enterprise Refined Products Company LLC	Delaware	100%
Enterprise Refined Products Marketing Company LLC	Delaware	100%
Enterprise Sage Marketing LLC	Delaware	100%
Enterprise Seaway L.P.	Delaware	100%
Enterprise TE Investments LLC	Delaware	100%
Enterprise TE Partners L.P.*	Delaware	100%
Enterprise TE Products Pipeline Company LLC	Texas	100%
Enterprise Terminaling Services GP, LLC*	Delaware	100%
Enterprise Terminaling Services, L.P.*	Delaware	100%
Enterprise Terminalling LLC	Texas	100%
Enterprise Terminals & Storage, LLC	Delaware	100%
Enterprise Texas Pipeline LLC	Texas	100%

Name of Subsidiary	Jurisdiction of Formation	Ownership Interest Percentage (direct or indirect)

Enterprise White River Hub, LLC	Delaware	100%
Evangeline Gas Corp.	Delaware	100%
Evangeline Gulf Coast Gas, LLC	Delaware	100%
Groves RGP Pipeline LLC	Texas	100%
HSC Pipeline Partnership, LLC	Texas	100%
JMRS Transport Services, Inc.	Delaware	100%
K/D/S Promix, L.L.C.	Delaware	50%
La Porte Pipeline Company, L.P.	Texas	80.24%
La Porte Pipeline GP, L.L.C.	Delaware	80.04%
Leveret Pipeline Company LLC	Texas	100%
M2E3 LLC	Texas	100%
M2E4 LLC	Texas	100%
Mapletree, LLC	Delaware	100%
MCN Acadian Gas Pipeline, LLC	Delaware	100%
MCN Pelican Interstate Gas, LLC	Delaware	100%
Mid-America Pipeline Company, LLC	Texas	100%
Mont Belvieu Caverns, LLC	Delaware	100%
Neches Pipeline System	Delaware	100%
Norco-Taft Pipeline, LLC	Delaware	100%
OTA Holdings, Inc.*	Delaware	100%
Old Ocean Pipeline, LLC	Texas	50%
Olefins Terminal LLC	Delaware	100%
Panola Pipeline Company, LLC	Texas	55%
Pascagoula Gas Processing LLC	Texas	75%
Pontchartrain Natural Gas System	Texas	100%
Port Neches GP LLC	Texas	100%
Port Neches Pipeline LLC	Texas	100%
QP-LS, LLC	Wyoming	100%
Quanah Pipeline Company, LLC	Texas	100%
Rio Grande Pipeline Company LLC	Texas	100%
Sabine Propylene Pipeline LLC	Texas	100%
Seaway Crude Holdings LLC	Delaware	50%
Seaway Crude Pipeline Company LLC	Delaware	100%
Seaway Intrastate LLC	Delaware	100%
Seaway Marine LLC	Delaware	100%
Seminole Pipeline Company LLC	Delaware	100%
Skelly-Belvieu Pipeline Company, L.L.C.	Delaware	50%
Sorrento Pipeline Company, LLC	Texas	100%
South Texas NGL Pipelines, LLC	Delaware	100%
SPOT Terminal Operating LLC	Texas	100%
SPOT Terminal Services LLC	Texas	100%
Tarpon Land Holdings LLC	Texas	100%
TCTM, L.P.*	Delaware	100%
TECO Gas Gathering LLC	Delaware	100%
TECO Gas Processing LLC	Delaware	100%
Tejas-Magnolia Energy, LLC	Delaware	100%

TEPPCO O/S Port System, LLC	Texas	100%
Tri-States NGL Pipeline, L.L.C.	Delaware	83.3%
TXO-Acadian Gas Pipeline, LLC	Delaware	100%
Whitethorn Pipeline Company LLC	Texas	80%
White River Hub, LLC	Delaware	50%
Wilcox Pipeline Company, LLC	Texas	100%
Wilprise Pipeline Company, L.L.C.	Delaware	74.7%